UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2007 (June 5, 2007)

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-16751	35-2145715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management.

Item 5.02—Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2007 the Compensation Committee of the Board of Directors of WellPoint, Inc. approved the following items with respect to the compensation of Wayne S. DeVeydt, Executive Vice President, Chief Financial Officer and Chief Accounting Officer of the Company:

2007 Salary (effective as of 6/11/07): $600,000

2007 Annual Bonus Target Percentage (effective as of 6/11/07)1: 75%

Promotional Stock Option Grant (#)2 : 13,333

Promotional Restricted Stock Unit Award (#)3 : 1,667

[1]

The 2007 Annual Bonus Target Percentage represents the percentage of 2007 Annual Salary which may be earned by the Named Executive Officer as 2007 Annual Incentive Bonus based upon the achievement of specified performance measures. The performance measures and the weight of such measures are as follows: adjusted diluted Earnings Per Share (40%); Operating Gain (20%); Specialty Performance (15%); Medical Membership Growth (15%); Member Health Index (5%); and, Member Trust (5%). In addition, if the threshold adjusted diluted Earnings Per Share is not achieved, no 2007 Annual Incentive Bonus will be paid. Executives are eligible for a maximum bonus not to exceed 100% of target at threshold performance and not to exceed 300% of target for maximum performance. The maximum cash award for executives is 200% of the target award and earned amounts in excess of 200% are paid in restricted stock units that vest over three years.

[2]

The grant date for the Promotional Stock Option Grant is July 2, 2007, the first business day of the month following the approval date. The exercise price will be equal to the closing price of WellPoint’s Common Stock on the New York Stock Exchange on July 2, 2007, the grant date. All options will vest in six equal semi-annual installments over three years beginning January 2, 2008.

[3]

The grant date for the Promotional Restricted Stock Unit Award is July 2, 2007, the first business day of the month following the approval date. The restricted stock units will vest in three equal annual installments over three years beginning July 2, 2008, provided that adjusted diluted Earnings Per Share for 2007 equals or exceeds a specified threshold amount.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2007

WELLPOINT, INC.

By:	/s/ Nancy L. Purcell
Name:	Nancy L. Purcell
Title:	Secretary

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